CERTIFICATE OF FORMATION

OF

ONEDOOR STUDIOS ENTERTAINMENT PROPERTIES LLC

The undersigned, being an authorized person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, Chapter 18, Title 6, Delaware Code, Section 18-101 et seq., as amended (the "Act"), does hereby certify pursuant to Section 18-201(a) of the Act, as follows:

1. Name of Limited Liability Company. The name of the limited liability company (the "Company") is OneDoor Studios Entertainment Properties LLC.

2. Address of Registered Office; Name of Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o A Registered Agent, Inc., 8 The Green, Suite A, in the City of Dover, County of Kent, 19901. The name of the registered agent for service of process on the Company at such address is A Registered Agent, Inc.

3. Notice of Series Limited Liability Company. The Company shall have the authority to establish one or more series of interests in accordance with Section 18-215(a) of the Act. Notice is hereby given, pursuant to Section 18-215(b) of the Act, that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Company shall be enforceable against the assets of such series only and not against the assets of the Company generally or any other series thereof, and unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

This Certificate of Formation was duly executed in accordance with and is being filed pursuant to the provisions of Section 18-201 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 20 day of December, 2021.

ONE DOOR STUDIOS LLC, a Utah limited    liability company
Its Manager

By: /s/ Jason Brents
Name: Jason Brents
Title: Manager